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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          MERCANTILE BANK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                          MERCANTILE BANK CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                       [MERCANTILE BANK CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 2003

                            ------------------------

To our Shareholders:

     The 2003 annual meeting of shareholders of Mercantile Bank Corporation will be held at Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan on Thursday, April 17, 2003, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

     1. Election of Directors. To elect five Class III directors, each for a three year term, as detailed in the accompanying proxy statement.

     2. Other Business. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

     All holders of record of shares of common stock of Mercantile at the close of business on Friday, February 28, 2003, are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Wednesday, April 9, 2003.

                                          By Order of the Board of Directors,

                                          /s/ Gerald R Johnson Jr

                                          Gerald R. Johnson, Jr.
                                          Chairman of the Board &
                                            Chief Executive Officer
Dated: March 10, 2003

                          MERCANTILE BANK CORPORATION
                          5650 BYRON CENTER AVENUE SW
                            WYOMING, MICHIGAN 49509

                                                                  MARCH 10, 2003

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders of Mercantile Bank Corporation ("Mercantile") in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of its shareholders to be held on Thursday, April 17, 2003, at 9:00 a.m. local time, at Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about March 10, 2003.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the annual meeting or any adjournment of the meeting.

     The entire cost of soliciting proxies will be borne by Mercantile. Proxies may be solicited by mail or facsimile, or by directors, officers, or regular employees of Mercantile or its subsidiary, Mercantile Bank of West Michigan (the "Bank"), in person or by telephone. Mercantile will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Mercantile common stock.

     The Board of Directors, in accordance with the Bylaws, has fixed the close of business on February 28, 2003 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any and all adjournments of the meeting.

     At the close of business on the record date, the outstanding number of voting securities of Mercantile was 5,405,706 shares of common stock, each of which is entitled to one vote.

                             ELECTION OF DIRECTORS

     Mercantile's Articles of Incorporation and Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at fifteen. The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

     The Board of Directors has nominated Doyle A. Hayes, Susan K. Jones, Lawrence W. Larsen, Michael H. Price and Dale J. Visser as Class III directors for three year terms expiring at the 2006 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class III director whose term expires at the April 17, 2003 annual meeting of the shareholders. The other members of the Board, who are Class I and Class II directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2004 or 2005 annual meetings.

     It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the five nominees. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of Mercantile common stock as of February 3, 2003, by the nominees for election as directors of Mercantile, the directors of Mercantile whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of Mercantile as a group.

                                                                   AMOUNT       PERCENT OF CLASS
                                                                BENEFICIALLY      BENEFICIALLY
NAME OF BENEFICIAL OWNER                                          OWNED(1)         OWNED(13)
------------------------                                        ------------    ----------------
Betty S. Burton.............................................        1,174                *
David M. Cassard............................................        5,908                *
Edward J. Clark.............................................        5,917(2)             *
Peter A. Cordes.............................................       28,940                *
C. John Gill................................................       49,196(3)             *
Doyle A. Hayes..............................................          708                *
David M. Hecht..............................................       69,457(4)           1.3%
Gerald R. Johnson, Jr.......................................      127,990(5)           2.3%
Susan K. Jones..............................................          982                *
Lawrence W. Larsen..........................................       21,745(6)             *
Calvin D. Murdock...........................................       18,133(7)             *
Michael H. Price............................................       50,489(8)             *
Dale J. Visser..............................................      149,774(9)           2.8%
Donald Williams, Sr.........................................          844                *
Robert M. Wynalda...........................................       57,881              1.1%
Robert B. Kaminski..........................................       21,305(10)            *
Charles E. Christmas........................................       17,117(11)            *
All directors and executive officers of Mercantile as a
  group (17 Persons)........................................      627,560(12)         11.3%

-------------------------
  *  Less than one percent.

 (1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

 (2) Includes 436 shares that Mr. Clark has the power to vote and dispose of as custodian of an account for a relative.

 (3) Includes 17,363 shares held by Mr. Gill's spouse.

 (4) Includes 11,576 shares that Mr. Hecht has sole voting and investment power over as President of the Charles W. Loosemore Foundation, which is the record and beneficial owner of the shares. Mr. Hecht disclaims beneficial ownership of these 11,576 shares.

 (5) Includes 63,446 shares that Mr. Johnson has the right to acquire within 60 days of February 3, 2003 pursuant to the Mercantile's 1997 Employee Stock Option Plan or 2000 Employee Stock Option Plan and 6,663 shares that Mr. Johnson owns under the Bank's 401(k) Plan. Mr. Johnson also holds options under the stock option plans to purchase an additional 4,200 shares, which have not yet vested.

 (6) Includes 2,315 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Central Industrial Supply Profit Sharing Plan and 1,323 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Jet Products, Inc. Profit Sharing Plan #2. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

 (7) Includes 10 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend's child.

 (8) Includes 40,348 shares that Mr. Price has the right to acquire within 60 days of February 3, 2003 pursuant to Mercantile's stock option plans and 6,574 shares that Mr. Price owns under the Bank's 401(k) Plan. Mr. Price also holds options under the stock option plans to purchase an additional 3,150 shares, which have not yet vested.

 (9) Includes 25,357 shares that Mr. Visser has the power to vote and dispose of as trustee of a trust for family members. Mr. Visser disclaims beneficial ownership of these 25,357 shares.

(10) Includes 19,335 shares that Mr. Kaminski has the right to acquire within 60 days of February 3, 2003 pursuant to Mercantile's stock option plans and 1,970 shares that Mr. Kaminski owns under the Bank's 401(k) Plan. Mr. Kaminski also holds options under the stock option plans to purchase an additional 3,150 shares, which have not yet vested.

(11) Includes 9,094 shares that Mr. Christmas has the right to acquire within 60 days of February 3, 2003 pursuant to Mercantile's stock option plans and 6,383 shares that Mr. Christmas owns under the Bank's 401(k) Plan. Also includes 390 shares that Mr. Christmas' spouse, who is also an employee of the Bank, has the right to acquire within 60 days of February 3, 2003 pursuant to Mercantile's stock option plans and 962 shares that she owns under the Bank's 401(k) Plan. Mr. Christmas also holds options under the stock option plans to purchase an additional 3,150 shares, and his spouse also holds options under such plans to purchase an additional 525 shares, which have not yet vested.

(12) Includes 132,613 shares that such persons have the right to acquire within 60 days of February 3, 2003 pursuant to Mercantile's stock option plans and 22,551 shares that such persons own under the Bank's 401(k) Plan.

(13) The percentages shown are based on the 5,405,706 shares of Mercantile common stock outstanding as of February 3, 2003, plus the number of shares that the named person or group has the right to acquire within 60 days of February 3, 2003. All share information is adjusted to take into account the 5% stock dividend paid on February 3, 2003.

     To the best of Mercantile's knowledge, no person owns more than 5% of Mercantile's outstanding common stock.

INFORMATION ABOUT DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of Mercantile. Each of the continuing directors and nominees is currently a director of Mercantile as well as a director of the Bank.

                                                                  HAS SERVED
NAME, AGE, AND POSITION WITH                                          AS          YEAR WHEN TERM AS A
MERCANTILE AND THE BANK                                         DIRECTOR SINCE     DIRECTOR EXPIRES
----------------------------                                    --------------    -------------------
Betty S. Burton, 61, Director...............................         1998                2005
David M. Cassard, 49, Director..............................         2001                2005
Edward J. Clark, 58, Director...............................         1998                2004
Peter A. Cordes, 62, Director...............................         1997                2005
C. John Gill, 69, Director..................................         1997                2004
Doyle A. Hayes, 52, Director................................         2001                2003
David M. Hecht, 65, Director................................         1997                2005
Gerald R. Johnson, Jr., 56, Chairman of the Board and Chief
  Executive Officer of Mercantile, Chairman of the Board of
  the Bank; and Director....................................         1997                2004
Susan K. Jones, 53, Director................................         1998                2003
Lawrence W. Larsen, 63, Director............................         1997                2003
Calvin D. Murdock, 63, Director.............................         1997                2004
Michael H. Price, 46, President and Chief Operating Officer
  of Mercantile, President and Chief Executive Officer of
  the Bank; and Director....................................         1997                2003
Dale J. Visser, 66, Director................................         1997                2003
Donald Williams, Sr., 66, Director..........................         1998                2004
Robert M. Wynalda, 67, Director.............................         1997                2005
Robert B. Kaminski; 41, Senior Vice President and Secretary
  of Mercantile, and Senior Vice President, Chief Operating
  Officer and Secretary of the Bank.........................
Charles E. Christmas; 37, Senior Vice President, Chief
  Financial Officer and Treasurer of Mercantile, and Senior
  Vice President and Chief Financial Officer of the Bank....

     The business experience of each of the directors, nominees and executive officers of Mercantile for at least the past five years is summarized below:

     BETTY S. BURTON (Director) Mrs. Burton is the retired President, Chief Executive Officer and former owner of Wonderland Business Forms, Inc., which distributes business and single source printing solutions. Mrs. Burton was a member of the Board and consultant to Wonderland Business Forms from 1999 to 2002, and its President and Chief Executive Officer from 1995 to 1999. Presently she works part time as Project Manager in Resource Development at Metropolitan Hospital Systems, and has worked in that position since 2002. Mrs. Burton is a trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. She has previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids ("FMB-Grand Rapids") and Butterworth Hospital. Mrs. Burton is very involved in civic and community activities and serves on several boards in the Grand Rapids area.

     DAVID M. CASSARD (Director) Mr. Cassard is President, Treasurer and a member of the Board of Directors of Waters Corporation which owns and operates commercial real estate properties in the Grand Rapids metropolitan area. He has served in these capacities since January 1979. Prior to 1979 he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), he is a Certified Public Accountant and Certified Property Manager. He currently serves as Vice Chairperson of the City of Grand Rapids Downtown Development Authority and is a member of the City of Grand Rapids Downtown Improvement District Board. He also serves as

Chairperson of the Grand Rapids Area Chamber of Commerce Foundation. He previously served as a member of the Board of Directors of FMB-Grand Rapids and was a member of the Board of Directors of First Michigan Bank Corporation ("FMB") and Butterworth Hospital. He holds memberships in several professional organizations and societies including the American Institute of CPA's, the Michigan Association of CPA's, the Grand Rapids Association of Realtors, the National Association of Realtors and the Institute of Real Estate Management. Mr. Cassard has been heavily involved in civic and community activities with special focus on downtown development.

     EDWARD J. CLARK (Director) Mr. Clark is the Chairman and Chief Executive of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA, The Blodgett/Butterworth Foundation, the Grand Rapids Employers' Association and the Ohio State University Alumni Association. He is Vice President of the Foundation Board of Trustees and Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997 he was a member of the Board of Directors and Executive Committee of FMB-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, St. Mary's Hospital and The Business and Institutional Furniture Manufacturer's Association.

     PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last twenty years in Western Michigan.

     C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries.

     DOYLE A. HAYES (Director) Mr. Hayes has over 30 years experience in the Automotive Industry and has held various positions within that industry. Currently, he is President and CEO of Pyper Products Corporation, a plastic injection molding company that supplies the auto and furniture industries. Mr. Hayes has been the President and CEO of Pyper Products Corporation since 1994. He has served on several non-profit boards in the Grand Rapids community and is currently Board Chair at Metropolitan Hospital and a member of the Borgess Hospital of Kalamazoo Board of Directors. Mr. Hayes is a member of the Davenport Educational System (DES), Grand Valley State University Foundation, VanAndel Global Trade Center, Seidman Advisory Board, Economic Club of Grand Rapids, Small Business Association of Michigan (SBAM), Grand Valley Metro Council and the Governor's Workforce Commission Boards. Mr. Hayes was formerly a Corporate Director of FMB.

     DAVID M. HECHT (Director) Mr. Hecht is an attorney and has practiced law for 42 years, including the past 30 years in Grand Rapids. From 1993 through 2001, he was the Chairman of the Grand Rapids law firm of Hecht & Lentz, and was a founder of the firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation, Chair of the Board of Trustees of Hospice of Michigan and a Trustee of the Hospice of Michigan Foundation.

     GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer and Director of Mercantile and Chairman of the Board and Director of the Bank) Mr. Johnson has over 33 years experience in the financial service industry, including 30 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Mercantile and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of

Mercantile and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of Bank One Corporation), Pacesetter Bank-Grand Rapids (now part of Fifth Third Bancorp) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of Hope Network Behavioral Health Services, Chairman of Life Guidance Services and a member of the Boards of Directors of the Girl Scouts of Michigan Trails, Epilepsy Foundation of Michigan, American Diabetes Association and The Recuperation Center (advisory board). Mr. Johnson is a member of the Grand Valley University Foundation Board of Trustees and also served on the 2002 Heart of West Michigan United Way Campaign Cabinet. He is affiliated with Grand Rapids Opportunity for Women, Grand Rapids Rotary Club and the Economic Development Foundation.

     SUSAN K. JONES (Director) Ms. Jones is both a partner of The Callahan Group, LLC, a marketing consulting firm, and a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan. She has been a partner of The Callahan Group since 1998, and has worked at her own marketing consulting firm, Susan K. Jones & Associates, since 1980. Ms. Jones has been a Professor of Marketing at Ferris State since 1990. She enjoys an active volunteer career, currently serving as a member of the Board of Directors of the Arts Council of Greater Grand Rapids, Council of 100 at Northwestern University, President of the Northwestern Club of West Michigan, and as the West Michigan Alumni Admissions Council Chair for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation.

     LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with the company in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 35 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

     CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

     MICHAEL H. PRICE (President, Chief Operating Officer and Director of Mercantile and President, Chief Executive Officer and Director of the Bank) Mr. Price has over 20 years of commercial banking experience, most of which was with FMB and its subsidiary, FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997 before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank since January of 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Boards of Directors of Kent County Habitat for Humanity and Kent County Community Mental Health.

     DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served this company in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community and serves on the Board of Directors of

Westminster Theological Seminary Foundation. He has previously served on the Boards of the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School.

     DONALD WILLIAMS, SR. (Director) Mr. Williams is Dean Emeritus of Grand Valley State University. During 2002, he was the Coordinator of the minority students teacher preparation program for the Grand Rapids Public Schools (secondary schools). Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. From 1989 to 2001, he was the Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Concerned Citizens Council and 1st Vice President of the Rotary Club of Grand Rapids. He previously served as President of the Coalition for Representative Government (CRG), and as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and Michigan area for community service and job performance.

     ROBERT M. WYNALDA (Director) Mr. Wynalda is the retired Chief Executive Officer and former owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda held the position of Chief Executive Officer from 1970 when he founded the company until its sale in February of 1998. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda formerly served as a director of a local financial institution.

     ROBERT B. KAMINSKI (Senior Vice President and Secretary of Mercantile and Senior Vice President, Chief Operating Officer and Secretary of the Bank) Mr. Kaminski joined the Bank in June 1997 and has over 18 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB's subsidiaries. He has served as Senior Vice President and Secretary of Mercantile and the Bank since their inception in 1997, and has also served as Chief Operating Officer of the Bank since 2000. Mr. Kaminski serves on the Leadership Committee for the National Kidney Foundation of Michigan in Grand Rapids, and is a career mentor for Aquinas College of Grand Rapids.

     CHARLES E. CHRISTMAS (Senior Vice President, Chief Financial Officer, and Treasurer of Mercantile and Senior Vice President and Chief Financial Officer of the Bank) Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998. In 1999, Mr. Christmas was elected Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank. In 2000, Mr. Christmas was elected Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation ("FDIC"). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelors of Science degree in Accountancy. Mr. Christmas serves as a fundraising volunteer for the Make-A-Wish Foundation of Michigan and the American Cancer Society, and as a volunteer for Habitat for Humanity.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Mercantile has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

     The functions of the Audit Committee and its activities during 2002 are described below under the heading "Audit Committee Report".

     The members of the Compensation Committee consist of David M. Cassard, Peter A. Cordes, Lawrence W. Larsen, and Calvin D. Murdock. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of Mercantile, and administering Mercantile's Independent Director Stock Option Plan and Employee Stock Purchase Plan of 2002. At present, all officers of Mercantile are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from Mercantile.

     The members of the Nominating Committee consist of Betty S. Burton, Doyle
A. Hayes, David M. Hecht, Dale J. Visser, and Robert M. Wynalda. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at Mercantile's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Gerald R. Johnson, Jr., Chairman and Chief Executive Officer of Mercantile. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in Mercantile's Articles of Incorporation.

     During 2002, there were a total of six meetings of the Board of Directors of Mercantile. In addition, there were four meetings of the Audit Committee, two meetings of the Compensation Committee and one meeting of the Nominating Committee during 2002. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of which he or she was a member, held during 2002, except Mr. Williams, who attended 57% of the meetings, and Mr. Wynalda, who attended 42% of the meetings.

     For 2002, non-employee directors of the Bank were paid an annual retainer of $7,200 and a $300 fee for each meeting of the Board of Directors or the Loan Committee of the Board of Directors of the Bank that they attended. For 2003, non-employee directors of the Bank were paid an annual retainer of $7,500, and will be paid $400 for each meeting of the Bank's Board of Directors, Loan Committee, Audit Committee and Compensation Committee that they attend. In addition, non-employee directors of Mercantile are paid $400 for each meeting of Mercantile's Audit Committee or Compensation Committee that they attend, if those meetings are held on a day when there is not also a meeting of the same committee of the Bank's Board of Directors. The Board of Directors and Loan Committee of the Bank each generally meet once a month. Mercantile anticipates that during 2003, there will be in aggregate between six and ten meetings of the Audit and Compensation Committees for which directors will receive meeting fees. Under the Bank's deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board.

     On October 18, 2001, the Board of Directors adopted an Independent Director Stock Option Plan that was approved by the shareholders at the April 18, 2002 annual meeting. In October of 2001, options for 551 shares, and in October of 2002, options for 525 shares (as adjusted for the 5% stock dividends), were granted under the plan to each of Ms. Burton, Ms. Jones, and Messrs. Cassard, Clark, Cordes, Gill, Hayes, Hecht, Larsen, Murdock, Visser, Williams, and Wynalda. The options are first exercisable five years after their date of grant, subject to accelerated vesting as provided in the plan. The exercise price under the options is $18.91 per share for the 2001 options and $24.52 per share for the 2002 options. In each case, the exercise price is 125 percent of the fair market value per share on the day the options were granted.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report by reference.

     The members of the Audit Committee consist of Betty S. Burton, David M. Cassard, Edward J. Clark, C. John Gill, David M. Hecht and Robert M. Wynalda. Each of the members of the Audit Committee is an independent director as that term is defined in Rule 4200(a) of The Nasdaq Stock Market Rules. The Audit Committee's responsibilities include selecting the independent auditors, reviewing the scope of proposed audits and the procedures to be used, and the results of the audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of Mercantile. The Audit Committee amended its charter during 2002, and the amended charter has been approved by the Board of Directors.

     Management has the primary responsibility for the financial statements and the reporting process, including Mercantile's systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2002 with management, including a discussion of the quality and the acceptability of Mercantile's financial reporting and controls.

     The Audit Committee reviewed with the independent auditors, Crowe Chizek & Company LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of Mercantile's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Crowe Chizek & Company LLP the auditors' independence from management and Mercantile, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

     The Audit Committee also discussed with Mercantile's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Mercantile's internal controls, and the overall quality of Mercantile's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and reappointed Mercantile's independent auditors for fiscal 2003.

                                          Audit Committee

                                          Betty S. Burton
                                          David M. Cassard
                                          Edward J. Clark
                                          C. John Gill
                                          David M. Hecht
                                          Robert M. Wynalda

AUDIT FEES

     The aggregate fees billed to Mercantile for 2002 by Mercantile's accounting firm, Crowe Chizek & Company LLP, are as follows:

Audit Fees..................................................    $ 85,500
Financial Information Systems Design and Implementation
  Fees......................................................           0
All Other Fees..............................................      40,100
                                                                --------
Total.......................................................    $125,600

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report and the shareholder return performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report or the performance graph by reference.

     The compensation of the executive officers of Mercantile is determined by the Board of Directors based on recommendations of the Compensation Committee. Mercantile seeks to establish compensation at a level that will attract, motivate and retain experienced executive officers who can increase shareholder value, deliver competitive products and services to customers, and provide leadership for employees. Salaries are intended to be competitive, and reflect factors such as individual performance, level of responsibility, and prior experience. Incentive compensation and stock option awards are intended to align the interests of executive officers with that of the shareholders and reward performance that increases shareholder value.

     Executive compensation is comprised of the following:

     1. Salary.

     2. Incentive compensation payable in the form of a cash bonus based on the attainment by Mercantile of certain annual performance criteria established by the Board of Directors.

     3. Discretionary awards of stock options.

     4. Participation in other benefit plans offered to all employees including 401(k), health insurance, disability insurance and life insurance.

     Annual salaries for Mercantile's Chairman and Chief Executive Officer and President and Chief Operating Officer increased in 2002. During the five-year time period in which Mercantile has been operating, growth in earnings per share and asset levels has been significant, and the salary increase granted these two executive officers during the year recognizes the contribution these individuals have made to the success of the organization. Executive salaries and incentive compensation are also based in part on information derived from industry compensation studies performed by Mercantile's auditors and by surveys conducted by the Michigan Bankers Association and the Bank Administration Institute. Compensation information is also taken from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed by Mercantile's Director of Human Resources and presented to the Compensation Committee for the formulation of a salary recommendation to be approved by the Board of Directors.

     Executive bonuses are also determined by the Board of Directors as the result of a recommendation by the Compensation Committee and are based on the same criteria as is the incentive compensation for all non-lender employees.

                                          Compensation Committee

                                          David M. Cassard
                                          Peter A. Cordes
                                          Lawrence W. Larsen
                                          Calvin D. Murdock

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of Mercantile's Compensation Committee during 2002 were David
M. Cassard, Peter A. Cordes, Lawrence W. Larsen and Calvin D. Murdock. None of the members of the Compensation Committee is or has been an officer or employee of Mercantile.

SUMMARY COMPENSATION TABLE

     The following table details the compensation earned by the named executives for the three years ended December 31, 2002:

                                                                                 LONG TERM
                                                        ANNUAL COMPENSATION     COMPENSATION
                                                        --------------------    ------------       ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR     SALARY      BONUS        OPTIONS       COMPENSATION(1)
---------------------------                     ----     ------      -----        -------       ---------------
Gerald R. Johnson, Jr.......................    2002    $302,500    $136,125       4,200            $12,683
  Chairman of the Board and                     2001     275,000     110,000       4,409             11,275
  Chief Executive Officer of Mercantile, and    2000     250,000      87,500       4,630             11,793
  Chairman of the Board of the Bank
Michael H. Price............................    2002     266,200     119,790       3,150             10,976
  President and Chief Operating Officer of      2001     245,000      98,000       3,307             10,350
  Mercantile, and President and Chief           2000     220,000      77,000       4,630             10,610
  Executive Officer of the Bank
Robert B. Kaminski..........................    2002     133,000      46,550       3,150              6,785
  Senior Vice President and Secretary of        2001     121,000      36,300       3,307              6,103
  Mercantile, and Senior Vice President,        2000     108,309      28,000       4,454              5,485
  Chief Operating Officer and Secretary of
  the Bank
Charles E. Christmas........................    2002     118,000      41,300       3,150              5,695
  Senior Vice President, Chief Financial        2001     105,000      31,500       3,307              5,011
  Officer and Treasurer of Mercantile, and      2000      83,000      16,600       5,787              4,150
  Senior Vice President and Chief Financial
  Officer of the Bank

-------------------------
(1) Includes for 2002, matching contributions by the bank to the 401(k) plan accounts of Messrs. Johnson, Price, Kaminski and Christmas in the amounts of $10,000, 10,000, 6,650 and $5,575. Also includes for 2002, life and disability insurance premiums paid by the Bank on policies insuring Mr. Johnson of $429 and $2,254, and Mr. Price of $186 and $790; and life insurance premiums on policies insuring Mr. Kaminski of $135, and Mr. Christmas of $120. These policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

OPTION GRANTS IN 2002

     The Board of Directors of Mercantile is responsible for awarding stock options and administering Mercantile's employee stock option plans. The following table provides information on options granted to the named executives during the year ended December 31, 2002:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                           NO. OF SHARES      % OF TOTAL                                     PRICE APPRECIATION FOR
                            UNDERLYING      OPTIONS GRANTED      EXERCISE                          OPTION TERM
                              OPTIONS       TO EMPLOYEES IN     PRICE PER      EXPIRATION    -----------------------
NAME                          GRANTED            2002            SHARE(3)         DATE          5%           10%
----                       -------------    ---------------     ---------      ----------       --           ---
Gerald R Johnson, Jr...        4,200(1)         9.36%             $19.61       10/16/2012     $51,865      $131,373
Michael H. Price.......        3,150(2)         7.02%             $19.61       10/16/2012     $38,899      $ 98,350
Robert B. Kaminski.....        3,150(2)         7.02%             $19.61       10/16/2012     $38,899      $ 98,530
Charles E. Christmas...        3,150(2)         7.02%             $19.61       10/16/2012     $38,899      $ 98,530

-------------------------
(1) Becomes exercisable for 3,150 of the shares on October 17, 2003, and for the remaining 1,050 shares on January 1, 2004.

(2) Becomes exercisable on October 17, 2003.

(3) The exercise price for each of the options has been the market price of the common stock at the time the option was granted. The exercise price may be paid in cash, by the delivery of previously owned shares, or by a combination of cash and shares.

AGGREGATED STOCK OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 2002 by the named executives and the value of unexercised options at December 31, 2002:

                                                                NUMBER OF SHARES                   VALUE OF
                                   SHARES                    UNDERLYING UNEXERCISED        UNEXERCISED IN-THE-MONEY
                                 ACQUIRED ON     VALUE         OPTIONS AT 12/31/02           OPTIONS AT 12/31/02
NAME                              EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
----                             -----------    --------    -------------------------    ----------------------------
Gerald R. Johnson, Jr. ......         0           N/A             62,344/5,302                 $807,991/$20,160
Michael H. Price.............         0           N/A             40,348/3,150                  493,021/  9,041
Robert B. Kaminski...........         0           N/A             19,335/3,150                  221,235/  9,041
Charles E. Christmas.........         0           N/A              9,094/3,150                   96,617/  9,041

-------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $22.48 per share, the average of the highest and lowest sales prices reported on The Nasdaq Stock Market on December 31, 2002.

EMPLOYMENT AGREEMENTS

     GERALD R. JOHNSON, JR. AND MICHAEL H. PRICE. Effective December 1, 1998, the Bank and Mercantile entered into Employment Agreements with Mr. Johnson and Mr. Price providing for their employment from December 1, 1998 through December 31, 2001, and certain severance, confidentiality and non-compete arrangements that would continue after the employment period. Effective December 31, 1999, the Employment Agreements were amended and restated. The amendments extended the employment period an additional year to December 31, 2002, and provide for the employment period to extend an additional year, each December 31, starting December 31, 2000, so that as of each December 31, there will be three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended. Effective October 12, 2000, and October 18, 2001, the Employment Agreements were further amended and restated, primarily to establish the base salaries for 2001 and 2002 for Mr. Johnson and Mr. Price.

     The Employment Agreement with Mr. Johnson provided him with an annual base salary of $302,500 for 2002, and in October of 2002, the Board of Directors of the Bank increased his annual base salary to $335,000 for 2003. The Employment Agreement with Mr. Price provided him with an annual base salary of $266,200 for 2002, and in October of 2002, the Board of Directors of the Bank increased his annual base salary to $295,000 for 2003. For future years their annual base salaries will be an amount set by the Board of Directors of the Bank that is not less than their annual base salary for the immediately preceding year.

     In addition to the annual base salary, the Employment Agreements provide that Mr. Johnson and Mr. Price are entitled to participate in any employee benefit and incentive compensation plans of Mercantile and the Bank, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under a profit sharing plan in effect for 2002, Messrs. Johnson and Price each received a bonus for 2002 of 45% of their annual base salary for that year. Under a profit sharing plan expected to be in effect for 2003, Messrs. Johnson and Price may each receive a bonus of up to 50% of their annual base salary for 2003. It is anticipated that the bonuses for 2003, for Mr. Johnson, Mr. Price and the other non-lending officers of the Bank, will be payable only to the extent that after taking into account the payment, the after tax net operating income of Mercantile for 2003 would exceed 120% of the prior year's after tax net income.

     In the event that either of the officers becomes disabled or dies during the employment period he is entitled to benefits under his Employment Agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans provided by the Bank or Mercantile. The officer also continues to participate in life, disability, and health insurance plans of the Bank or Mercantile, through age 65, to the extent permitted under such plans. If the officer dies during the employment period, the Bank is obligated to pay the officer's legal representative a death benefit of $250,000, and if the Bank or Mercantile owns any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

     The Employment Agreements provide severance benefits in the event that the officer's employment is terminated by Mercantile and the Bank without "Cause" or the officer elects to terminate his employment for "Good Reason" during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) $500,000; in either case payable over 18 months in equal monthly installments. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in life, disability and health insurance plans provided by the Bank or Mercantile for 18 months, to the extent permitted under such plans, to an assignment of any assignable term life insurance policies owned by the Bank or Mercantile insuring his life, and $10,000 for out-placement, interim office and related expenses. The Employment Agreements also provide severance benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer's employment is terminated by the Bank and Mercantile without "Cause" or the officer's annual base salary is reduced without "Cause". In such event, the officer receives the same benefits as are described above for a termination during the employment period, except that when determining the cash severance payable to him over the 18 months following his termination, the alternative of receiving his annual base salary through the end of the employment period does not apply, and instead he receives the stated dollar amount of $500,000. In the event that an officer's employment is terminated for "Cause" during the employment period, the officer is not entitled to any accrued rights that he may then have under any stock option plan of Mercantile.

     Under the Employment Agreements, Mr. Johnson and Mr. Price agree not to disclose, except as required by law, any confidential information relating to the business or customers of the Bank or Mercantile, or use any confidential information in any manner adverse to the Bank or Mercantile. In addition, each has agreed that for 18 months following his employment with the Bank and Mercantile, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

     ROBERT B. KAMINSKI. The Bank and Mercantile have entered into an Employment Agreement with Mr. Kaminski for his services as Senior Vice President and Secretary of Mercantile and Senior Vice President, Chief Operating Officer and Chief Loan Review Officer of the Bank, beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Effective October 18, 2001, the Employment Agreement was amended and restated primarily to establish the base salary for Mr. Kaminski for 2002. Mr. Kaminski's Employment Agreement established his base salary for 2002 at $133,000, and in October of 2002, the Board of Directors of the Bank increased his base salary to $150,290 for 2003. Under a profit sharing plan in effect for 2002, Mr. Kaminski received a bonus for 2002 of 35% of his annual base salary for that year. Under a profit sharing plan expected to be in effect for 2003, Mr. Kaminski may receive a bonus of up to 40% of his annual base salary for 2003. The Employment Agreement also establishes a death benefit of $100,000, a minimum severance benefit of $250,000 during his employment period, and $125,000 after the employment period.

     CHARLES E. CHRISTMAS. The Bank and Mercantile have entered into an Employment Agreement with Mr. Christmas for his services as Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank, beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Effective October 18, 2001, the Employment Agreement was amended and restated primarily to establish the base salary for Mr. Christmas for 2002. Mr. Christmas's Employment Agreement established his base salary for 2002 at $118,000, and in October of 2002, the Board of Directors of the Bank increased his base salary to $135,700 for 2003. Under a profit sharing plan in effect for 2002, Mr. Christmas received a bonus for 2002 of 35% of his annual base salary for that year. Under a profit sharing plan expected to be in effect for 2003, Mr. Christmas may receive a bonus of up to 40% of his annual base salary for 2003. The Employment Agreement also establishes a death benefit of $100,000, a minimum severance benefit of $250,000 during his employment period, and $125,000 after the employment period.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Mercantile common stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Stock Market Index (United States stocks only) and the Nasdaq Bank Stocks Index from December 31, 1997 through December 31, 2002. The following information is based on an investment of $100 on December 31, 1997, in Mercantile common stock, the Nasdaq Stock Market Index and the Nasdaq Bank Stocks Index, with dividends reinvested where applicable.

                          MERCANTILE BANK CORPORATION
[LINE GRAPH]

                                                     MERCANTILE BANK
                                                       CORPORATION             NASDAQ - TOTAL US*          NASDAQ BANK INDEX*
                                                     ---------------           ------------------          ------------------
12/31/97                                                 100.00                      100.00                      100.00
12/31/98                                                 165.85                      140.99                       99.36
12/31/99                                                 124.39                      261.48                       95.51
12/31/00                                                 115.85                      157.42                      108.95
12/31/01                                                 181.83                      124.89                      117.97
12/31/02                                                 254.38                       86.33                      120.61

                                                                      PERIOD ENDING
                                           --------------------------------------------------------------------
INDEX                                      12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
---------------------------------------------------------------------------------------------------------------
Mercantile Bank Corporation                 100.00      165.85      124.39      115.85      181.83      254.38
NASDAQ -- Total US*                         100.00      140.99      261.48      157.42      124.89       86.33
NASDAQ Bank Index*                          100.00       99.36       95.51      108.95      117.97      120.61

CERTAIN TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with Mercantile's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of December 31, 2002, the Bank had outstanding 60 loans to the directors or executive officers of Mercantile, or their associates, totaling approximately $3.0 million in aggregate amount, under commitments totaling approximately $7.1 million.

     During 2002, the Bank employed Visser Brothers Inc. for several projects. The Bank contracted with Visser Brothers to construct its full service branch in the City of Kentwood, a southeast suburb of Grand Rapids. This project was awarded after being submitted for competitive bids. The branch was completed and placed in service in December of 2002. Visser Brothers was paid $930,776 for the project, including the materials that it provided under the contract. Visser Brothers was hired during 2002 to remodel the Bank's branch in Alpine Township, a northwest suburb of Grand Rapids. Visser Brother was paid $94,253 for this project. Visser Brothers was also hired in 2002 to expand and finish the Bank's training room at its branch and operations facility locating in Wyoming, a southwest suburb of Grand Rapids. The Bank paid Visser Brothers $51,015 for this work. Dale J. Visser is a member of the Board of Directors of Mercantile and the Bank, and Chairman and one of the owners of Visser Brothers. The Bank has contracted with Visser Brothers to do $21,000 of remodelling work at its main office in downtown Grand Rapids in 2003, and may contract with Visser Brothers for additional work.

     In 2002, the Bank purchased office furniture from Kentwood Office Furniture that was supplied by American Seating Company, and paid $71,968 for the office furniture. Edward J. Clark is a member of the Board of Directors of Mercantile and the Bank, and the President, Chief Executive Officer, and majority shareholder of American Seating Company. The Bank presently expects to purchase additional office furniture from American Seating Company in 2003, and payments for the office furniture are expected to exceed $25,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Mercantile's officers and directors, and persons who own more than 10% of Mercantile common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of filings, Mercantile believes that all reports required to be filed under Section 16(a) for 2002 were filed.

                       SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has selected Crowe, Chizek & Company LLP as Mercantile's principal independent auditors for the year ending December 31, 2003. Representatives of Crowe, Chizek & Company LLP plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     A proposal submitted by a shareholder for the 2004 annual meeting of shareholders must be sent to the Secretary of Mercantile, 5650 Byron Center Avenue SW, Wyoming, Michigan 49509 and received by November 11, 2003 in order to be eligible to be included in Mercantile's proxy statement for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                      2135-PS-03

MERCANTILE BANK CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694





            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL      ZMBC11


[X] PLEASE MARK                                                               |
    VOTES AS IN                                                                -
    THIS EXAMPLE


--------------------------------------------------------------------------------
                          MERCANTILE BANK CORPORATION
--------------------------------------------------------------------------------

           1.  Election of Directors.
               Nominees as Directors:
               (01) DOYLE A. HAYES    (03) LAWRENCE W. LARSEN
               (02) SUSAN K. JONES    (04) MICHAEL H. PRICE
                                      (05) DALE J. VISSER

                   FOR   [ ]           [ ] WITHHELD
                   ALL                     FROM ALL
                NOMINEES                   NOMINEES


               [ ] _________________________________________________
                   For all nominees except as noted above



YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.



In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment of the meeting.


Mark box at right if you plan to attend the meeting.                         [ ]

Mark box at right if an address change or comment has been                   [ ]
noted on the reverse side of this card.


Signature: ____________  Date: _______  Signature: ____________  Date: _______

                          MERCANTILE BANK CORPORATION


Dear Shareholder,

Enclosed with this proxy is your Notice of Annual Meeting and Proxy Statement, and 2002 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Your proxy card must be received prior to the Annual Meeting of Shareholders on April 17, 2003.

Sincerely,

Mercantile Bank Corporation


        DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZMBC12


                          MERCANTILE BANK CORPORATION
             5650 Byron Center Avenue, SW, Wyoming, Michigan 49509

               Proxy Solicited by the Board of Directors for the
                         Annual Meeting of Shareholders
                           to be held April 17, 2003

The undersigned hereby appoints David M. Cassard and Edward J. Clark, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the Annual Meeting of Shareholders to be held on April 17, 2003, and at all adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon, joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

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